UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. __)*

DONNKENNY, INC.

                    ---------------------------------------

                                (Name of Issuer)

                     Common Stock, Par Value $.01 per share

                    ----------------------------------------

                         (Title of Class of Securities)

258006105

                    ----------------------------------------

                                 (CUSIP Number)

October 25, 2000

                    ----------------------------------------

(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:

    [_]  Rule 13d-1(b)

    [X]  Rule 13d-1(c)

    [_]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




1. NAME OF REPORTING PERSON

S.S. OR IRS IDENTIFICATION NO. OF ABOVE PERSONS (entities only)

Bruce Galloway (for and on behalf of accounts over
                which he has control)


2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a)
                 ---

(b)   X
                 ---


3. SEC USE ONLY


4. CITIZENSHIP OR PLACE OF ORGANIZATION

      United States


               5.   Sole Voting Power:  196,650
Number of
Shares
Beneficially   6.   Shared Voting Power:  -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power:  196,650
Person
With
8. Shared Dispositive Power:  -0-


9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

196,650


10. CHECK THE BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES *

                  Not Applicable


11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  Approximately 5.4%


12. TYPE OF REPORTING PERSON*

                  IN


 Item 1(a)-	Name of Issuer:

Donnkenny, Inc.

Item 1(b)-	Address of Issuer's Principal Executive Offices:

1411 Broadway
New York, New York 10018

Item 2(a)-	Name of Person Filing:

Bruce Galloway

Item 2(b)-	Address of Principal Business Office:

			Bruce Galloway
			1325 Avenue of the Americas
			26th Floor
			New York, New York 10019


Item 2(c)-	Citizenship (Place of Incorporation):

			United States


Item 2(d)-	Title of Class of Securities:

Common Stock, $.01 par value

Item 2(e)-	Cusip Number:

			258006105

Item 3-	This statement is being filed pursuant to Rule 13d-1(c).


Item 4(a)-	Amount beneficially owned:

196,650

Item 4(b)-	Percent of Class:    5.4%


Item 4(c)-	Number of Shares to which the reporting person has:

(i) sole power to vote or to direct the vote:*
(ii) shared power to vote or to direct the vote: *
(iii) sole power to dispose or to direct the disposition of: *
(iv) shared power to dispose or to direct the disposition of: *

*  See items 5-11, above


Item 5 -	Ownership of Five Percent or Less of a Class:  Not Applicable

Item 6 -	Ownership of More than Five percent on Behalf of Another Person:

Not Applicable

Item 7 -	Identification and Classification of the Subsidiary Which Acquired
the Security Being Reported on By the Parent Holding Company:

Not Applicable



Item 8-	Identification and Classification of Members of the Group:

Not Applicable

Item 9-	Notice of Dissolution of Group:

Not Applicable

Item 10-	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of the securities and were not acquired in connection with or as a participant in any transaction having that purpose or effect.

Exhibits.

		None

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



							       /s/ Bruce Galloway
Bruce Galloway


Cusip No. 258006105			13G				Page 4 of 4 Pages

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